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            AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT


         This Amendment No. 1, dated as of December 24, 2002 (the "Amendment No. 1"), to the Amended and Restated Rights Agreement ("Rights Agreement") effective April 6, 2001 between SPS Technologies, Inc., a Pennsylvania corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

         Capitalized terms not defined in this Amendment No. 1 shall have the meaning given to them in the Rights Agreement.

         The parties hereto, intending to be legally bound hereby, agree that the Rights Agreement shall be amended in the following respects:

         1. Section 1(i) shall be amended and restated in its entirely as follows:

            (i) "Exempted Person" shall mean (i) the group known as "GAMCO Investors/Gabelli Funds, Inc." as identified in Amendment No. 27 to the Schedule 13D filed by such group on June 25, 1997, unless and until such group or any Person in such group, together with all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of 30% or more of the Common Shares then outstanding, and (ii) the group known as "Tinicum Enterprises/Tinicum Investors" as identified in Amendment No. 14 to the Schedule 13D filed by such group on January 27, 1997, and as such group may be reconstituted from time to time by Affiliates and Associates of Persons in such group, unless and until such group or any Person in such group, together with










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all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding; provided, however, that in the event that either of the foregoing percentages, namely 30% or 20%, is attained or exceeded as a result of an acquisition by the Company of shares of Common Stock, the affected Exempted Person(s) shall not solely on such account cease to be an Exempted Person until such time thereafter as such Exempted Person(s), while so owning 30% or 20%, as applicable, or more of the Common Shares outstanding shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; and provided further that an Exempted Person shall not cease to be such solely on account of the acquisition of Beneficial Ownership of shares of Common Stock the acquisition of which shares would, but for this proviso, cause such Exempted Person to cease to be an Exempted Person, where such acquisition of Beneficial Ownership was made without any plan or intention to seek control of the Company and without knowledge that such acquisition would cause such Exempted Person to cease to retain the status of an Exempted Person, if such Exempted Person promptly divests (without exercising or retaining any power, including voting, with respect to such shares) a sufficient number of shares of Common Stock (or securities convertible into Common Stock) so that such Exempted Person ceases to be the Beneficial Owner of 30% or 20%, as applicable, or more of the outstanding shares of Common Stock, after notice by the Company that such Exempted Person will be deemed by the Company to cease to be an Exempted Person unless such Exempted Person makes such divestiture. The purchaser, assignee or transferee of the Common Stock of an Exempted Person shall not be an Exempted Person.








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         2. Except as otherwise amended herein, the Company and the Rights Agent do hereby ratify and confirm the remaining terms and provisions of the Rights Agreement. All references to the "Rights Agreement" contained therein shall mean the Rights Agreement, as amended by this Amendment No. 1.

         3. The Company represents and warrants that it has full power and authority to execute and deliver this Amendment No. 1 and to perform the transactions contemplated hereunder.

         4. This Amendment No. 1 shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

         5. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

                                              SPS Technologies, Inc.



                                              By: ______________________________
                                                     Name:
                                                     Title:

                                              Mellon Investor Services LLC,
                                              as Rights Agent


                                              By: ______________________________
                                                    Name:
                                                    Title:















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